EXECUTION VERSION

Published CUSIP Number: 00087UAA7

Revolving Credit CUSIP Number: 00087UAB5

$450,000,000

CREDIT AGREEMENT

dated as of November 10, 2011,

by and among

ACI WORLDWIDE, INC.,

as Borrower,

the Lenders referred to herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,

RBS CITIZENS, N.A.,

SOVEREIGN BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book-Running Managers

RBS CITIZENS, N.A.,

SOVEREIGN BANK, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents

BANK OF AMERICA, N.A.

and

FIFTH THIRD BANK,

as Co-Documentation Agents

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EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Subsidiary Guaranty Agreement
Exhibit I-1	-	Form of Tax Compliance Certificate
Exhibit I-2	-	Form of Tax Compliance Certificate
Exhibit I-3	-	Form of Tax Compliance Certificate
Exhibit I-4	-	Form of Tax Compliance Certificate

SCHEDULES

Schedule 1.1	-	Commitments
Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	-	Subsidiaries and Capitalization
Schedule 7.1(h)	-	ERISA Plans
Schedule 7.1(i)	-	Labor and Collective Bargaining Agreements
Schedule 7.1(q)	-	Indebtedness and Guaranty Obligations
Schedule 11.1	-	Existing Subsidiary Indebtedness
Schedule 11.2	-	Existing Liens
Schedule 11.3	-	Existing Loans, Advances and Investments
Schedule 11.8	-	Transactions with Affiliates

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CREDIT AGREEMENT, dated as of November 10, 2011, by and among ACI WORLDWIDE, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

The Borrower has agreed to secure all of its Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, first priority Liens on its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and sixty five percent (65%) of all the voting Capital Stock of each of their respective First-Tier Foreign Subsidiaries.

The Subsidiary Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, first priority Liens on their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and sixty five percent (65%) of all the voting Capital Stock of each of their respective First-Tier Foreign Subsidiaries.

Concurrently with the initial funding of the Delayed Draw Term Loan under this Agreement on the Delayed Draw Funding Date or the initial release of funds from the Escrow Account, the Borrower intends to (i) cause Antelope Investment Co. LLC, a newly-formed special purpose vehicle of the Borrower and a Delaware limited liability company (“BidCo”), to consummate an exchange offer (the “Tender Offer”) for all of the outstanding shares of Capital Stock (the “Company Shares”) of S1 Corporation, a Delaware corporation (the “Company”), and accept for payment any Company Shares initially tendered under the Tender Offer (the date of such acceptance, the “Tender Offer Closing Date”) and (ii) authorize the Lenders to deposit with the Escrow Agent into the Escrow Account any Excess Term Loan Proceeds in accordance with the Escrow Agreement to be entered into on or prior to the Delayed Draw Funding Date.

Alternatively, if the approval of the Company’s stockholders to the Merger has been obtained prior to the Tender Offer Closing Date, concurrently with the initial funding of the Delayed Draw Term Loan under this Agreement on the Delayed Draw Funding Date or the initial release of funds from the Escrow Account, the Borrower intends to (i) cause BidCo to effect the Merger and (ii) authorize the Lenders to deposit with the Escrow Agent into the Escrow Account any Excess Term Loan Proceeds in accordance with the Escrow Agreement.

As soon as practicable following the Tender Offer Closing Date, the Borrower shall cause the Company to merge with BidCo (the “Merger”), with the surviving company of such Merger being a Wholly-Owned Subsidiary of the Borrower. The funds in the Escrow Account will be released in accordance with the terms of the Escrow Agreement and will be used by the

Borrower on the Acquisition Closing Date to pay a portion of the Acquisition Consideration and to pay the Transaction Costs then due and owing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquired Business” means the Company and its Subsidiaries.

“Acquisition” means the transactions consummated pursuant to the Acquisition Documents.

“Acquisition Agreement” means the Transaction Agreement, dated as of October 3, 2011, by and among Borrower, BidCo and the Company, as in effect on the Closing Date.

“Acquisition Cash Consideration” means an aggregate principal amount of up to $390.0 million in cash to be paid to the equity holders of the Company pursuant to the Acquisition.

“Acquisition Closing Date” means the date of the consummation of the Merger.

“Acquisition Consideration” means the Acquisition Cash Consideration and the Acquisition Equity Consideration.

“Acquisition Document Modification” means any amendment, modification or waiver of any of the terms or conditions of any Acquisition Documents, except to the extent such amendment or waiver (including any consent or discretionary determination as to the satisfaction of any condition) is not materially adverse to the Arranger or the Lenders (provided that any change in (x) the dollar amount of the Acquisition Consideration constituting the Acquisition Cash Consideration, (y) the aggregate number of shares of common stock of the Borrower constituting the Acquisition Equity Consideration and (z) the percentage of the Company Shares that can be exchanged for common stock of the Borrower or the percentage of the Company Shares that can be exchanged for cash shall be deemed materially adverse to the Arranger and the Lenders).

“Acquisition Documents” means, collectively, (i) the Acquisition Agreement and all exhibits and schedules attached thereto and (ii) the Tender Offer Documents.

“Acquisition Equity Consideration” means up to 6,549,454 shares of Capital Stock of the Borrower.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(d).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than, with respect to the Borrower, a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Aggregate Revolving Commitment” means the aggregate amount of the Lenders’ Revolving Credit Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Revolving Commitment shall be $250,000,000.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Loans
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR Rate +	Base Rate +

I	Greater than or equal 3.25 to 1.00	0.50%	2.50%	1.50%

II	Greater than or equal to 2.75 to 1.00, but less than 3.25 to 1.00	0.40%	2.25%	1.25%

III	Greater than or equal to 2.00 to 1.00, but less than 2.75 to 1.00	0.35%	2.00%	1.00%

IV	Greater than or equal to 1.00 to 1.00, but less than 2.00 to 1.00	0.30%	1.75%	0.75%

V	Less than 1.00 to 1.00	0.25%	1.50%	0.50%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall not be less than the Applicable Margin specified as Pricing Level III until the first Calculation Date occurring after the second full Fiscal Quarter after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Revolving Credit Loans and Swingline Loans then existing or subsequently made or issued.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Lenders determine that (a) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (ii) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in lower pricing for such period, the Lenders shall have no obligation to repay any interest or fees to the Borrower; provided that if, as a result of any restatement or other event, a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 12.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Sections 2.7 and 2.8.

“Applicable Ticking Fee Rate” means (i) with respect to any date or period on or prior to December 31, 2011, 0.35% and (ii) with respect to any date or period thereafter, 0.75%.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner, and its successors.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale of inventory in the ordinary course of business, (c) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 11.4, (d) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (e) the disposition of any Hedging Agreement, (f) dispositions of Investments in cash and Cash Equivalents, (g) (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Subsidiary of the Borrower that is not a Subsidiary Guarantor of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iv) the transfer by any Subsidiary of the Borrower that is not a Subsidiary Guarantor of its assets to any other Subsidiary of the Borrower that is not a Subsidiary Guarantor or (h) the sale of any Excluded Acquired Business Assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the sum of the Federal Funds Rate plus 1/2 of 1% and (c) except during any period of time during which a notice delivered to the Borrower under Section 5.8 shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“BidCo” has the meaning assigned thereto in the Statement of Purpose.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned thereto in Section 8.4.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Contribution” means $100 million of cash on the balance sheet of the Borrower less the amount of such cash used by the Borrower on or prior to the Acquisition Closing Date solely for purposes of acquiring outstanding Company Shares and paying fees and expenses in connection with the Tender Offer, the Acquisition and the Transactions.

“Cash Equivalents” has the meaning assigned thereto in Section 11.3(b).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“Cash Percentage” means the percentage of the total Acquisition Consideration payable in respect of all of the Company Shares as Acquisition Cash Consideration pursuant the Tender Offer Documents.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank

Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, as to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and/or Incremental Term Loan Commitment, as applicable, in each case, in the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, pursuant to the terms hereof.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender at any time, such Lender’s Revolving Credit Commitment Percentage or Incremental Term Loan Percentage, as applicable.

“Company” has the meaning assigned thereto in the Statement of Purpose.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes paid during such period, (ii) Consolidated Interest Expense for such period, (iii) amortization, depreciation and other non-cash charges including, without limitation, non-cash equity compensation expenses for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary losses during such period (other than from discontinued operations), (v) Transaction Costs, (vi) for any period prior to the Acquisition Closing Date, the Pre-Merger EBITDA Adjustments and (vii) for any period ending on and after the Acquisition Closing Date, the Merged EBITDA Adjustments less (c) interest income and any extraordinary or non-cash gains. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis; provided that, notwithstanding anything to the contrary herein, the only adjustments to Consolidated EBITDA in connection with the Acquisition shall be the Pre-Merger EBITDA Adjustments and the Merged EBITDA Adjustment.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense, (b) scheduled principal payments with respect to Indebtedness made with respect to such period and (d) federal, state, local and foreign income taxes paid in cash.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (x) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date minus (y) Capital Expenditures, to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such

Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries in accordance with GAAP ; provided that so long as no Default or Event of Default has occurred and is continuing, for purposes of the definition of Consolidated Total Indebtedness, the aggregate principal amount of the outstanding Term Loans hereunder shall be deemed to be reduced in an amount equal to the proceeds thereof on deposit in the Escrow Account and subject to the Escrow Agreement.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by at least 51% of the then Continuing Directors.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility, the L/C Facility and the Term Loan Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.14(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.14(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Deferred Principal Installment” has the meaning assigned thereto in Section 4.4(a).

“Delayed Draw Funding Date” has the meaning given thereto in Section 4.2.

“Delayed Draw Termination Date” means July 31, 2012.

“Delayed Draw Term Loan” means the term loan made, or to be made, to the Borrower by the Lenders pursuant to Section 4.1.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable)

or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disregarded Foreign Entity” means any Foreign Subsidiary that is disregarded as an entity separate from the Borrower for U.S. federal income tax purposes.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States, other than one that is a First-Tier Foreign Subsidiary.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, that (a) is maintained, funded or administered by any Credit Party or any ERISA Affiliate for employees of any Credit Party or (b) has at any time within the preceding six (6) years been maintained, funded or administered by any Credit Party or any ERISA Affiliate for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, written claims, liens, written accusations, written allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof, of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition, (B) any Debt Issuance, (C) the issuance of any Capital Stock of the Borrower constituting Acquisition Equity Consideration or (D) the issuance of any Capital Stock of the Borrower or any of its Subsidiaries pursuant to any employee stock or stock option compensation plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Account” has the meaning specified in the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association, as escrow agent under the Escrow Agreement and any successor escrow agent thereunder.

“Escrow Agreement” has the meaning specified in Section 6.4(c).

“Escrow Collateral” means all of the Borrower’s right, title and interest in and to the Escrow Property, the Escrow Account and the Escrow Agreement.

“Escrow Prepayment Date” means the earliest to occur of (x) the abandonment or termination of the Tender Offer or the Acquisition, (y) July 31, 2012 and (z) the date of acceleration of the Term Loans pursuant to Section 12.2(a).

“Escrow Property” has the meaning specified in the Escrow Agreement.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Fiscal Year, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such Fiscal Year and (iii) decreases in Working Capital for such Fiscal Year, over

(b) the sum, without duplication, of (i) the aggregate amount of cash (A) actually paid by the Borrower and its Subsidiaries during such Fiscal Year on account of Capital Expenditures and Permitted Acquisitions (other than any amounts that were committed during a prior Fiscal Year to the extent such amounts reduced Excess Cash Flow in such prior Fiscal Year per clause (b)(i)(B) below) and, (B) committed during such Fiscal Year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Fiscal Year and (C) of Investments pursuant to Section 11.3(c) and (j) made during such Fiscal Year or committed during such Fiscal Year to be made and for which a binding agreement exists as of the time of determination of Excess Cash Flow for Fiscal Year (in each case under this clause (i) other than to the extent any such Capital Expenditure, Permitted Acquisition or other Investment is made or is expected to be made with the proceeds of Indebtedness, any Equity Issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA), (ii) the aggregate amount of all scheduled principal payments or repayments of Indebtedness (other than mandatory prepayments of Loans) made by the Borrower and its Subsidiaries during such Fiscal Year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iii) voluntary principal prepayments of the Term Loan and voluntary prepayments or repayments of Revolving Credit Loans to the extent that the Revolving Credit Commitment is permanently reduced by an equal amount at the time of such payment or prepayment, (iv) an amount equal to the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such Fiscal Year and (vi) increases to Working Capital for such Fiscal Year.

“Excess Term Loan Proceeds” has the meaning assigned to it in Section 4.2(a).

“Excluded Acquired Business Assets” means the business unit of the Acquired Business identified as its “Banking Community F1” segment and the Company’s Investment in Yodlee, Inc.

“Excluded Company Shares” means any Company Shares owned by the Borrower or any of its Subsidiaries (including, without limitation, BidCo) constituting “margin stock” within the meaning of Regulation U to the extent the value of such Capital Stock exceeds 25.0% of the total value of all assets and Property of the Borrower and its Subsidiaries that are subject to the provisions of Sections 11.2, 11.5 and 11.11(a).

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 29, 2011, by and among the Borrower and Wells Fargo Bank, National Association, as the administrative agent and lender.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of all Term Loans made by such Lender then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the separate fee letter agreement executed by the Borrower and the Administrative Agent and/or certain of its affiliates dated August 29, 2011.

“First-Tier Foreign Subsidiary” means (i) any Foreign Subsidiary owned directly by any Credit Party and (ii) any Domestic Subsidiary, substantially all of the assets of which is stock in Foreign Subsidiaries that are corporations for U.S. federal income tax purposes.

“Fiscal Year” means each fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and maintained for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Bank” means any Person that, at the time it enters into a Hedging Agreement permitted under Article XI, is a Lender, an Affiliate of a Lender, the Administrative Agent, an Affiliate of the Administrative Agent, the Arranger or an Affiliate of the Arranger, each in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.

“Increasing Revolving Lender” has the meaning assigned thereto in Section 2.7.

“Incremental Term Lender” has the meaning assigned thereto in Section 2.8.

“Incremental Term Loan” has the meaning assigned thereto in Section 2.8.

“Incremental Term Loan Commitment” means (a) as to any Incremental Term Lender, the obligation of such Incremental Term Lender to make an Incremental Term Loan to or for the account of the Borrower in accordance with Section 2.8 and (b) as to all Incremental Term Lenders, the aggregate commitment of all Incremental Term Lenders to make Incremental Term Loans in accordance with Section 2.8.

“Incremental Term Loan Effective Date” means the date, which shall be a Business Day, on or before the Term Loan Maturity Date, but no earlier than thirty (30) days after any Incremental Term Loan Notification Date (unless a shorter period is agreed to by all the affected Incremental Term Lenders), on which each of the Incremental Term Lenders makes Incremental Term Loans to the Borrower pursuant to Section 2.8.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.8.

“Incremental Term Loan Note” means a promissory note made by the Borrower in favor of an Incremental Term Lender evidencing the Incremental Term Loans made by such Incremental Term Lender, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Incremental Term Loan Notification” means the written notice by the Borrower of its request to borrow Incremental Term Loans pursuant to Section 2.8.

“Incremental Term Loan Notification Date” means the date on which the Incremental Term Loan Notification is received by the Administrative Agent.

“Incremental Term Loan Percentage” means, as to any Incremental Term Lender at any time, the ratio of (a) the amount of the Incremental Term Loan Commitment of such Incremental Term Lender to (b) the Incremental Term Loan Commitments of all Incremental Term Lenders.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Disqualified Capital Stock of such Person;

(h) all Net Hedging Obligations of such Person; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Installment Payment Date” has the meaning assigned thereto in Section 4.4(a).

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wells Fargo, in its capacity as issuer of any Letters of Credit issued hereunder on or after the Closing Date, or any successor thereto.

“L/C Commitment” means the lesser of (a) $25,000,000 and (b) an amount equal to the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7, 2.8 or 14.10, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Addition and Acknowledgement Agreement” means, each agreement, in form and substance satisfactory to the Administrative Agent, executed pursuant to Section 2.7 and/or Section 2.8 by the Borrower and any existing Lender or New Lender committing to provide an increase in the Revolving Credit Commitment and/or Incremental Term Loans and, in each case, acknowledged by the Administrative Agent and each Subsidiary Guarantor, (a) setting forth the terms and conditions of (i) any increase in the Revolving Credit Commitment pursuant to Section 2.7 and/or (ii) any Incremental Term Loans pursuant to Section 2.8 and (b) acknowledging that any New Lender shall be a party hereto and have the rights (including, without limitation, voting rights) and obligations of a Lender hereunder.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” has the meaning assigned thereto in Section 3.1.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be reasonably determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity Amount” means, as of any date of determination, an amount equal to the sum of (a) the total amount of unrestricted cash on hand of the Borrower and its Subsidiaries as of such date plus (b) the total amount of unrestricted Cash Equivalents of the Borrower and its Subsidiaries as of such date plus (c) the aggregate unused portion of the Revolving Credit Commitments at such time; provided that the amounts set forth in clauses (a) and (b) above shall be determined in good faith by the Borrower and certified as accurate by a Responsible Officer of the Borrower.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, each Security Document, each Lender Addition and Acknowledgment Agreement (if any) and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any of its Subsidiaries in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, the Swingline Loans and the Term Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.

“Material Contract” means any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Merged EBITDA Adjustments” means synergies in connection with the Acquisition not to exceed (i) $32.5 million on the Acquisition Closing Date and for the first Fiscal Quarter ended after the Acquisition Closing Date, (ii) $24.375 million for the second Fiscal Quarter ended after the Acquisition Closing Date, (iii) $16.25 million for third Fiscal Quarter ended after the Acquisition Closing Date and (iv) $8.135 million for the fourth Fiscal Quarter ended after the Acquisition Closing Date.

“Merger” has the meaning assigned thereto in the Statement of Purpose.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) an amount equal to 100% of the Fronting Exposure of all Swingline Lenders with respect to all Swingline Loans outstanding at such time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.

“New Lender” means any bank, financial institution or investment fund committing to make Extensions of Credit pursuant to Section 2.7 or Section 2.8 that was not a Lender as of the applicable Revolving Credit Increase Effective Date or Incremental Term Loan Effective Date relating to such Extensions of Credit.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note, the Term Loan Notes and the Incremental Term Loan Notes, if any.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12(b)).

“Participant” has the meaning assigned thereto in Section 14.10(d).

“Participant Register” has the meaning assigned thereto in Section 14.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee benefit plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered by any Credit Party or any ERISA Affiliate for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained, funded or administered by any Credit Party or any ERISA Affiliate for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any investment by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) the Borrower shall have delivered to the Administrative Agent on or before the closing date of such acquisition, evidence of approval of the acquisition by the acquiree’s board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval or opines that such approval is not required;

(b) (i) the Person or business to be acquired shall be in a substantially similar or related line of business as the Borrower and its Subsidiaries or (ii) the assets to be acquired shall be used by the Borrower or its Subsidiaries in a business which is substantially similar or related to the line of business of the Borrower and its Subsidiaries;

(c) if such acquisition involves the Borrower or any Subsidiary Guarantor, the Borrower or such Subsidiary Guarantor shall be the surviving Person and no Change of Control shall have been effected thereby;

(d) if such transaction involves the acquisition of a new Subsidiary, such Subsidiary shall be domiciled within the United States and the Borrower shall have delivered to the Administrative Agent by the time required pursuant to Section 9.10 such documents as are reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.10;

(e) prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition demonstrating, in form and substance reasonably satisfactory thereto, pro forma compliance (as of the date of the acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in Article X;

(f) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower, to the extent requested by the Administrative Agent, shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(g) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;

(h) both before and after giving effect to the acquisition and any Extensions of Credit made in connection with such acquisition, the Liquidity Amount shall be greater than or equal to $50,000,000; and

(i) as of the closing date of the acquisition, the Person or business to be acquired shall not be subject or party to any material pending or threatened litigation.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company’s cash and Cash Equivalent, balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 11.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 8.4.

“Pre-Merger EBITDA Adjustments” means EBITDA of the Acquired Business solely to the extent of any cash dividend or distribution made to the Borrower by the Acquired Business in the relevant period.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; and provided further that the foregoing pro forma adjustment shall be without duplication of any cost savings or additional costs that are already included in the calculation of Consolidated EBITDA.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender” has the meaning assigned thereto in Section 8.4.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned thereto in Section 13.6(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Delayed Draw Lenders” means, at any date, any combination of Term Loan Lenders holding more than fifty percent (50%) of the aggregate amount of the Term Loan Commitment with respect to the Delayed Draw Term Loans or, if such Term Loan Commitment has been terminated, any combination of Term Loan Lenders holding more than fifty percent (50%) of the aggregate outstanding Delayed Draw Term Loans; provided that the Term Loan Commitment of, and the portion of the Delayed Draw Term Loan, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Delayed Draw Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 13.6(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of a Credit Party or any other officer of such Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” has the meaning assigned thereto in Section 11.6.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans for the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such Revolving Credit Commitment may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.7) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.7). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $250,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II but excluding the Swingline Facility and any Incremental Term Loan Facility established pursuant to Section 2.8 (including any increase in such revolving credit facility established pursuant to Section 2.7).

“Revolving Credit Increase Effective Date” means the date, which shall be a Business Day, on or before the Revolving Credit Maturity Date, but no earlier than thirty (30) days after any Revolving Credit Increase Notification Date (unless a shorter period is agreed to by all affected Increasing Revolving Lenders), on which each of the Increasing Revolving Lenders increase (or, in the case of New Revolving Lenders, provide) their respective Revolving Credit Commitments to the Borrower pursuant to Section 2.7.

“Revolving Credit Increase Notification” means the written notice by the Borrower of its desire to increase the Revolving Credit Commitment pursuant to Section 2.7.

“Revolving Credit Increase Notification Date” means the date on which the Revolving Credit Increase Notification is received by the Administrative Agent.

“Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) November 10, 2016, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 12.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“SEC” means the Securities and Exchange Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Hedging Agreement” means any Hedging Agreement permitted under Article XI, in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedging Agreement and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 13.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Collateral Agreement, the Subsidiary Guaranty Agreement, the Escrow Agreement and any other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Representations” means the representations and warranties set forth in Section 7.1(a), (c), (d), (e)(ii), (m), (r)(ii) and (t).

“Specified Transactions” means (a) any Specified Disposition, (b) any Permitted Acquisition and (c) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsequent Offering Period” means an additional period following the Tender Offer Closing Date during which stockholders of the Company who have not previously tendered their Company Shares may tender and receive the same consideration provided in the Tender Offer, assuming full proration, as set forth in the Tender Offer Documents.

“Subsequent Offering Period Closing Date” means the date of closing of the purchase of the Company Shares under the Tender Offer during any “Subsequent Offering Period” in accordance with the Tender Offer Documents.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management of which is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means each direct or indirect Domestic Subsidiary of the Borrower in existence on the Closing Date which is a party to the Subsidiary Guaranty Agreement and any other Subsidiary of the Borrower which becomes a party to a Subsidiary Guaranty Agreement pursuant to Section 9.10.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Secured Parties, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” means the lesser of (a) $10,000,000 and (b) an amount equal to the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of Wells Fargo as Administrative Agent in accordance with Section 13.6 and (b) the Revolving Credit Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning assigned thereto in the Statement of Purpose.

“Tender Offer Closing Date” has the meaning assigned thereto in the Statement of Purpose.

“Tender Offer Closing Date Material Adverse Effect” means, with respect to any Person, any event, change, effect, development, condition or occurrence (each, an “Effect”), individually or in the aggregate with all other Effects, that (I) is materially adverse on or with respect to the business, financial condition or continuing results of operations of such Person and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which such party or its Subsidiaries operate generally or (b) resulting from or arising out of (i) the pendency or announcement of or compliance with the Transactions (as such term is defined in the Acquisition Agreement) (including the loss of any customer, vendor, supplier or prospect or a reduction in the amount of business such customer, vendor or supplier does with such Person or its Subsidiaries resulting from or arising out of the pendency or announcement of the Transactions (as such term is defined in the Acquisition Agreement)), (ii) any departure or termination of any officers, directors, employees or independent contractors of such Person or any of its Subsidiaries, (iii) any changes in GAAP, Law or accounting standards or interpretations thereof, (iv) any natural disasters or weather-related or other force majeure event, (v) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any change in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (viii) any action, suit or other legal proceeding brought by stockholders of such Person arising from or relating to the Transactions, or (ix) any failure to obtain, or any denial or withdrawal of any application for, any license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority in connection with the Transactions (as such term is defined in the Acquisition Agreement), but only to the extent, in each of clauses (a), (b)(iii), (b)(iv) and (b)(v), that such event, change, effect, development, condition or occurrence does not affect such Person and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries or geographic region or territory in which such Person and its Subsidiaries operate; or (II) would prevent or materially delay such Person from consummating the Transactions (as such term is defined in the Acquisition Agreement) or otherwise prevent or materially delay such Person from performing its obligations under this Agreement, other than any delay due to the failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority in connection with the Transactions (as such term is defined in the Acquisition Agreement).

“Tender Offer Documents” means the definitive documents of BidCo and relating to the Tender Offer, including the Schedule TO and offer to exchange on Form S-4 filed by the Borrower with the SEC on August 30, 2011, together with the related Letter of Election and Transmittal, and the other exhibits and schedules thereto, as amended or supplemented prior to the date hereof, or as otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Delayed Draw Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Delayed Draw Funding Date (in the case of the Delayed Draw Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Delayed Draw Term Loan of all Lenders on the Closing Date shall be $200,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 2.8).

“Term Loan Lender” means any Lender with a Term Loan Commitment.

“Term Loan Maturity Date” means the first to occur of (a) November 10, 2016, or (b) the date of acceleration of the Term Loans pursuant to Section 12.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Delayed Draw Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, as to any Term Loan Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Term Loan Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Term Loan Lenders.

“Term Loans” means the Delayed Draw Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted in or could reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit

Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC under Section 4042 of ERISA, or (e) the occurrence of any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) any Pension Plan becoming subject to funding based benefit restrictions under Section 436 of the Code, (l) the receipt or request of a funding waiver from the IRS with respect to any Pension Plan, (m) the failure to make any contributions or pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, (n) any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan, or (o) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Ticking Fee” has the meaning assigned thereto in Section 5.3(b).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means without duplication all transaction fees, charges and other amounts related to the Transactions (including, without limitation, (a) any financing fees, merger and acquisition fees (including consulting, advisory or brokerage fees), legal fees and expenses, due diligence fees or any other fees and expenses during such period in connection therewith and (b) the aggregate amount of all payments funded from the earnings of the Borrower and its

Subsidiaries and made during such period in connection with any Permitted Acquisition, including, without limitation, indemnity payments, working capital and purchase price adjustments, earn outs or other contingent payments), as approved by the Administrative Agent, in each case to the extent paid within six (6) months of the closing of the Credit Facility, the Acquisition or such Permitted Acquisition, as applicable, and approved by the Administrative Agent in its reasonable discretion.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness (other than Indebtedness permitted pursuant to Section 11.1) on the Closing Date), (b) the initial Extensions of Credit and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g)(ii)(B).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors and/or one, or more of its Wholly-Owned Subsidiaries.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, for the Borrower and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and cash equivalents and taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) outstanding Revolving Credit Loans and Swingline Loans, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 14.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

SECTION 1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 11.1, 11.2, 11.3, 11.5 and 11.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a) or (b), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 11.1, 11.2 and 11.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) on the Closing Date, the aggregate Revolving Credit Outstandings shall not exceed $200,000,000, (b) after the Closing Date, the Revolving Credit Loans (after giving effect to any amount requested) shall not exceed an amount equal to the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (c) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment less such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may in its sole discretion make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) an amount equal to the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived in accordance with Section 14.2). If, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Revolving Credit Commitment Percentage of any amount recovered from the Swingline Lender as provided in the preceding sentence, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its Revolving Credit Commitment Percentage of such payment.

(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 12.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.13 and Section 5.14.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit Loans and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Revolving Credit Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.

(a) Repayment on Revolving Credit Maturity. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 12.2(b)). The application of any prepayment of Revolving Credit Loans pursuant to this Section 2.4(b) shall be made first to Base Rate Loans and second, to LIBOR Rate Loans.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.

(f) Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of Term Loan Facility pursuant to Section 4.5(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.5(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitments.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such Cash Collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment, the Swingline Facility, the L/C Facility and the Revolving Credit Facility. Such Cash Collateral shall be applied in accordance with Section 12.2(b). All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date.

SECTION 2.7 Increase of Revolving Credit Commitment.

(a) As an alternative to, or in addition to, Section 2.8 below, subject to the conditions set forth below, at any time prior to the Revolving Credit Maturity Date, the Borrower shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to a Revolving Credit Increase Notification, to request an increase in the Revolving Credit Commitment in an aggregate principal amount as may be specified by the Borrower. Such Revolving Credit Increase Notification shall specify the applicable Revolving Credit Increase Effective Date.

(b) Increases in the Revolving Credit Commitment shall be obtained from existing Revolving Credit Lenders or New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Revolving Credit Lenders providing increased Revolving Credit Commitments, the “Increasing Revolving Lenders”), in each case in accordance with this

Section 2.7; provided that no Lender shall have any obligation to provide any portion of such increase.

(c) The following terms and conditions shall apply to each increase in the Revolving Credit Commitment:

(i) such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and any Extensions of Credit made thereunder) shall constitute Obligations of the Borrower and shall be guaranteed and secured with the other Extensions of Credit on a pari passu basis;

(ii) the Administrative Agent shall have received from the Borrower, updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Revolving Credit Increase Effective Date and after giving effect to any such increase in the Revolving Credit Commitment (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made or to be made in connection therewith (it being understood that the full principal amount of such increase shall be deemed to be an Extension of Credit to be made in connection therewith), the Borrower will be in pro forma compliance with the financial covenants set forth in Article X;

(iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Revolving Credit Increase Effective Date and after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and, if applicable, any simultaneous Incremental Term Loan made pursuant to Section 2.8) and any Extensions of Credit made in connection therewith;

(iv) the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct on and as of the Revolving Credit Increase Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

(v) in no event shall the aggregate amount of all increases in the Revolving Credit Commitment pursuant to this Section 2.7 (including the requested increase) plus the aggregate amount of all Incremental Term Loans made pursuant to Section 2.8, exceed $75,000,000;

(vi) the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall not be less than a minimum principal amount of $10,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii) unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such increase in the Revolving Credit Commitment;

(viii) the Borrower and each Increasing Revolving Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent, for its acceptance and recording in the Register;

(ix) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such increase in the Revolving Credit Commitment as it may request in its reasonable discretion; and

(x) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations will be reallocated by the Administrative Agent on the applicable Revolving Credit Increase Effective Date among the Revolving Credit Lenders in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment).

(d) Notwithstanding the provisions of Section 14.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7 on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 14.2 hereof.

(e) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Revolving Credit Increase Effective Date, (i) each Increasing Revolving Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Revolving Credit Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of any increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall bear interest at the rate applicable to the Revolving Credit Loans immediately prior to giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7.

(f) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 14.10(c).

(g) Upon the request of any Increasing Revolving Lender, the Borrower shall execute and deliver to the Administrative Agent, in exchange for any surrendered Revolving Credit Note or Revolving Credit Notes of any existing Revolving Credit Lender or with respect to any New Lender, a new Revolving Credit Note or Revolving Credit Notes to the applicable Revolving Credit Lenders in amounts equal to the Revolving Credit Commitment of such Revolving Credit Lenders as set forth in the Register. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Revolving Credit Commitments, shall be dated as of the Revolving Credit Increase Effective Date and shall otherwise be in substantially the form of the existing Revolving Credit Notes. Each surrendered Revolving Credit Note and/or Revolving Credit Notes shall be canceled and returned to the Borrower.

SECTION 2.8 Optional Incremental Term Loans.

(a) As an alternative to, or in addition to, Section 2.7 above, subject to the conditions set forth below, at any time prior to the Revolving Credit Maturity Date, the Borrower shall have the right upon not less than thirty (30) days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent pursuant to an Incremental Term Loan Notification, to request term loans in an aggregate principal amount as may be specified by the Borrower (such term loans, the “Incremental Term Loans”). Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date, and on or prior to such date, the Borrower shall deliver a Notice of Borrowing with respect to such Incremental Term Loan.

(b) Each Incremental Term Loan shall be obtained from existing Lenders or from New Lenders that qualify as Eligible Assignees (each such New Lender, collectively with the existing Lenders providing Incremental Term Loans, the “Incremental Term Lenders”), in each case in accordance with this Section 2.8; provided that no Lender shall have any obligation to provide any portion of such Incremental Term Loans.

(c) The following terms and conditions shall apply to each Incremental Term Loan:

(i) such Incremental Term Loan made pursuant to this Section 2.8 shall constitute an Obligation of the Borrower and shall be guaranteed and secured with the other Extensions of Credit on a pari passu basis;

(ii) the Administrative Agent shall have received from the Borrower, updated financial projections and an Officer’s Compliance Certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the Incremental Term Loan Effective Date and after giving effect to any such Incremental Term Loan (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7), the Borrower will be in pro forma compliance with the financial covenants set forth in Article X;

(iii) no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date and after giving effect to the making of any such Incremental Term Loans (and, if applicable, any simultaneous increase in the Revolving Credit Commitment pursuant to Section 2.7);

(iv) the representations and warranties made by each Credit Party in this Agreement and in the other Loan Documents shall be true and correct on and as of the Incremental Term Loan Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

(v) in no event shall the aggregate principal amount of all Incremental Term Loans made pursuant to this Section 2.8 (including the requested Incremental Term Loan) plus the aggregate amount of all increases in the Revolving Credit Commitment pursuant to Section 2.7, exceed $75,000,000;

(vi) the amount of such Incremental Term Loan obtained hereunder shall not be less than a minimum principal amount of $25,000,000, or, if less, the remaining amount permitted pursuant to clause (v) above;

(vii) unless previously provided, the Administrative Agent shall have received a resolution duly adopted by the board of directors of each Credit Party authorizing such Incremental Term Loan;

(viii) each Incremental Term Loan shall be made on the applicable Incremental Term Loan Effective Date specified in the Incremental Term Loan Notification and will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Term Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter average life to maturity than the remaining average life to maturity of the Delayed Draw Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(ix) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date; provided that if the Applicable Margin in respect of any Incremental Term Loan exceeds the Applicable Margin for the Delayed Draw Term Loan by more than 0.50%, then the Applicable Margin for the Delayed Draw Term Loan shall be increased so that the Applicable Margin in respect of such Delayed Draw Term Loan is equal to the Applicable Margin for the Incremental Term Loan minus 0.50%; provided further in determining the Applicable Margin(s) applicable to each Incremental Term Loan and the Applicable Margin(s) for the Delayed Draw Term Loan, (1) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term Loan or the Delayed Draw Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (2) customary arrangement or commitment fees payable to any Lead Arranger (or its affiliates) in connection with the Delayed Draw Term Loan or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin(s) under this provision);

(x) any Incremental Term Lender shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Delayed Draw Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Delayed Draw Term Loan and the Incremental Term Loans);

(xi) except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 2.8, be identical to the terms and conditions applicable to the Delayed Draw Term Loan;

(xii) the Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement;

(xiii) the Borrower and each Incremental Term Lender shall execute and deliver a Lender Addition and Acknowledgment Agreement to the Administrative Agent, for its acceptance and recording in the Register; and

(xiv) the Administrative Agent shall have received any documents or information, including any joinder agreements, in connection with such Incremental Term Loan as it may request in its reasonable discretion.

(d) Notwithstanding the provisions of Section 14.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing any amendments necessary to effectuate the Incremental Term Loan pursuant to this Section 2.8 on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 14.2 hereof.

(e) Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgement Agreement, from and after the applicable Incremental Term Loan Effective Date, each Incremental Term Lender shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder. The applicable Incremental Term Lenders shall make the Incremental Term Loans to the Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each Incremental Term Lender with respect to such Incremental Term Loan as agreed upon pursuant to subsection (b) above.

(f) The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 14.10(c).

(g) Upon the request of any Incremental Term Lender, the Borrower shall execute and deliver to the Administrative Agent Incremental Term Loan Notes to such applicable Incremental Term Lenders in amounts equal to the Incremental Term Loans of such Incremental Term Lenders as set forth in the Register. Such Incremental Term Loan Note or Incremental Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Incremental Term Loans and shall be dated as of the Incremental Term Loan Effective Date.

(h) The Applicable Margin and pricing grid, if applicable, for the Incremental Term Loans shall be determined on the applicable Incremental Term Loan Effective Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Bank shall have no obligation to issue such Letter of Credit if after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 or such other amount agreed to by the Administrative Agent and the Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.13 and Section 5.14.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each L/C Participant of the issuance and upon request by any L/C Participant, furnish to such L/C Participant a copy of such Letter of Credit and the amount of such L/C Participant’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 5.14, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%) per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C

Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of the sum of: (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate plus the Applicable Margin on such date in the amount of the sum of: (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate plus the Applicable Margin in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Revolving Credit Loans which are Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1 Term Loan. Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make the Delayed Draw Term Loan to the Borrower from the Closing Date through, but not including, the Delayed Draw Termination Date in a principal amount equal to such Lender’s Term Loan Commitment on the proposed borrowing date.

SECTION 4.2 Procedure for Advance of Term Loan.

(a) Delayed Draw Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan (provided that the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement), of its intention to borrow, specifying (A) the date of such borrowing (the “Delayed Draw Funding Date”), which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; provided, that the Delayed Draw Term Loan shall be made in one drawing on the Delayed Draw Funding Date. Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 p.m. on the proposed Delayed Draw Funding Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Delayed Draw Term Loan to be made by such Term Loan Lender on the Delayed Draw Funding Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Delayed Draw Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing; provided that to the extent the proceeds of the Delayed Draw Term Loan funded on the Delayed Draw Funding Date, together with the Cash Contribution, exceed an amount equal to the Cash Percentage of the total Acquisition Consideration payable in accordance with the Tender Offer Document in respect of the Company Shares accepted in the Tender Offer on the Delayed Draw Funding Date plus Transaction Costs then due and payable (the “Excess Term Loan Proceeds”), such Excess Term Loan Proceeds shall be funded directly into the Escrow Account in accordance with the Escrow Agreement; it being agreed that the principal amount of each Delayed Draw Term Loan owing hereunder shall be an amount equal to 100% of the applicable Lender’s Term Loan Commitment with respect to the Delayed Draw Term Loan.

(b) Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 2.8.

SECTION 4.3 Escrow of Term Loans.

(a) On or prior to the Delayed Draw Funding Date, the Borrower, the Administrative Agent and the Escrow Agent shall enter into the Escrow Agreement, pursuant to which the Administrative Agent, on behalf of the Lenders, will deposit any Excess Term Loan Proceeds into the Escrow Account on the Delayed Draw Funding Date. The Borrower shall grant the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the Escrow Collateral.

(b) The parties hereto hereby agree that the funds held in the Escrow Account will be released (pursuant to the Escrow Agreement) to the Borrower (i) on each of the Tender Offer Closing Date, the Subsequent Offering Period Closing Date, the Acquisition Closing Date and the Escrow Prepayment Date and (ii) if released on the Tender Offer Closing Date, the Acquisition Closing Date or the Subsequent Offering Period Closing Date, used solely to pay the Acquisition Cash Consideration and Transaction Costs then due and payable after application in full of the Cash Contribution or, if released on the Escrow Prepayment Date, to make a mandatory prepayment in accordance with Section 4.5(b)(vi).

SECTION 4.4 Repayment of Term Loans.

(a) Delayed Draw Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Delayed Draw Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December (each, an “Installment Payment Date”), except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof: provided that if the Acquisition has not been consummated at least 30 days prior to the applicable Installment Payment Date, the applicable principal installment shall not be required to be paid on such date (such principal installment, a “Deferred Principal Installment”); provided, further, that each principal installment required to be paid on each of the four Installment Payment Dates immediately following the consummation of the Acquisition shall be increased by an amount equal to (x) the sum of the aggregate principal amount of all such Deferred Principal Installments divided by (y) four (4).

Fiscal Quarter	PRINCIPAL INSTALLMENT ($)
December 31, 2011	$2,500,000
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2012	$3,750,000
March 31, 2013	$3,750,000
June 30, 2013	$3,750,000
September 30, 2013	$3,750,000
December 31, 2013	$6,250,000
March 31, 2014	$6,250,000
June 30, 2014	$6,250,000
September 30, 2014	$6,250,000
December 31, 2014	$7,500,000
March 31, 2015	$7,500,000
June 30, 2015	$7,500,000
September 30, 2015	$7,500,000
December 31, 2015	$7,500,000
March 31, 2016	$7,500,000

June 30, 2016	$7,500,000
Term Loan Maturity Date	Remainder

If not sooner paid, the Delayed Draw Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b) Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.8.

SECTION 4.5 Prepayments of Term Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Delayed Draw Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the Delayed Draw Term Loan and, if applicable, any Incremental Term Loans as directed by the Borrower. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.

(b) Mandatory Prepayments.

(i) Debt Issuance. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance by any Credit Party or any of its Subsidiaries or other Indebtedness not permitted pursuant to this Agreement. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii) Equity Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuance by any Credit Party or any of its Subsidiaries other than the exercise price on stock options issued as part of employee compensation; provided, that so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required from the Net Cash Proceeds from Equity Issuances the proceeds of which are used to finance a Permitted Acquisition. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Equity Issuance.

(iii) Asset Dispositions. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by any Credit Party or any of its Subsidiaries (other than any Asset Disposition permitted pursuant to, and in accordance with, 11.15(i)). Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.5(b)(iii) to the extent that such Net Cash Proceeds are reinvested in long-term assets used or useful in the business of the Borrower and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of such Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 4.5(b)(iii) on or before the last day of such twelve (12) month period.

(iv) Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by any Credit Party or any of its Subsidiaries. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or such Subsidiary; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.5(b)(iv) to the extent that such Net Cash Proceeds are reinvested in long-term assets used or useful in the business of the Borrower (including to replace damaged or destroyed assets) within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of the Net Cash Proceeds not actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 4.5(b)(iv) on or before the last day of such twelve (12) month period.

(v) Excess Cash Flow. After the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2012), within five (5) Business Days after the earlier to occur of (x) the delivery of the financial statements and related Officer’s Compliance Certificate for such Fiscal Year and (y) the date on which the financial statements and the related Officer’s Compliance Certificate for such Fiscal Year are required to be delivered pursuant to Section 8.1(a) and Section 8.2(a), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vii) below in an amount equal to fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year; provided that if, as of the last day of the most recently ended Fiscal Year, the Consolidated Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 8.1(a) and Section 8.1(b)) shall be less than 2.50:1.00, the Borrower shall not be required to make any prepayments and/or reductions otherwise required by this Section 4.5(b)(v).

(vi) Escrow Account. On the Escrow Prepayment Date, the Borrower shall make a mandatory principal prepayment of the Loans in the manner set forth in clause (vii) below in an amount equal to one hundred percent (100%) of the proceeds of the Term Loans on deposit in the Escrow Account, payable out of amounts released from the Escrow Account.

(vii) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (vi) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: first, to reduce on a pro rata basis to the remaining scheduled principal installments of the Term Loans, pursuant to Section 4.4 and (ii) second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(f), without a corresponding reduction in the Revolving Credit Commitment.

(viii) No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) the Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3, 2.8 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months; provided that:

(A) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive

Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(B) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(C) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(D) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make mandatory reductions of the Revolving Credit Commitment pursuant to Section 2.5(b) and the quarterly principal installment payments pursuant to Section 4.4 without payment of any amounts pursuant to Section 5.9; and

(E) there shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 12.3, immediately upon the occurrence and during the continuance of an Event of Default (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2011; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation. If on any day a Loan is outstanding with respect to which a Notice of Borrower or a Notice of Conversion/Continuation has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan

SECTION 5.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 5.14(a)(iii)(A) the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin times the average daily amount by which the aggregate Revolving Credit Commitments of the Revolving Credit Lenders (other than the Defaulting Lenders, if any) exceed the sum of (A) the aggregate principal amount of outstanding Revolving Credit Loans and (B) the aggregate amount of outstanding L/C Obligations; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on December 31, 2011 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with the Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Ticking Fee. Commencing on the Closing Date, subject to Section 5.14(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders, a non-refundable ticking fee (the “Ticking Fee”) which shall accrue at a rate per annum equal to the Applicable Ticking Fee Rate on the average daily unused portion of the Term Loan Commitment of the Term Loan Lenders (other than the Defaulting Lenders, if any) in respect of the Delayed Draw Term Loan from the Closing Date through but excluding the earliest to occur of (i) the Delayed Draw Funding Date and (ii) the Delayed Draw Termination Date, and shall be payable on such earlier date. Such Ticking Fee shall be distributed by the Administrative Agent to the Term Loan Lenders (other than any Defaulting Lender) pro rata in accordance with the Term Loan Lenders’ respective Term Loan Commitment Percentages with respect to the Delayed Draw Term Loan.

(c) Administrative Agent’s and Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Manner of Payment.

(a) Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.

Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.13(b).

SECTION 5.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Swingline Note and/or Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Swingline Loan and/or Term Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.13 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

SECTION 5.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.

(a) The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the

Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a) In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such

LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is determined without giving effect to clause (iii) of the definition of Base Rate.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, Letters of Credit, participations in Letters of Credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11 Taxes.

(a) Issuing Bank. For purposes of this Section 5.11, the term “Lender” includes any Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such

Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) [RESERVED].

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter,

(iv) such assignment does not conflict with Applicable Law, and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.14(a)(iv) and any Cash

Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided (other than Liens permitted pursuant to Section 11.2(b), (i) or (k)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.13 or Section 5.14 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.14, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.13.

(C) With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.13.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting

Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 5.14(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 [RESERVED]

SECTION 6.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate of the Borrower. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete, (B) neither the Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement or the other Loan

Documents to which the Borrower or such Subsidiary is a party; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2010, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (E) each of the Credit Parties, as applicable has satisfied each of the conditions set forth in Section 6.2 and Section 6.3; (F) after giving effect to the Transactions, the Borrower and each of its Subsidiaries are each Solvent; (G) the Borrower’s payables are current and not past due; (H) the financial projections previously delivered to the Administrative Agent represent good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries; and (I) attached thereto are calculations evidencing compliance on a Pro Forma Basis with the covenants contained in Article X.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing and approving the Transactions and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii) below.

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available and requested by the Administrative Agent, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c) [RESERVED]

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect; it being understood and agreed that any consent or approval contemplated under Section 11.5(k) could not reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation, in each case, other than in connection with any consent or approval contemplated under Section 11.5(k), shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents.

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheets of the Borrower and its Subsidiaries and related unaudited interim statements of income and retained earnings for each fiscal quarter ended after the most recent audited financial statements delivered pursuant to clause (A) above and more than forty-five (45) days prior to the date hereof.

(ii) Financial Projections. The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on an annual basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility, which shall not be materially inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(iii) Financial Condition. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries and (B) attached thereto is a calculation of the Applicable Margin.

(iv) Payment at Closing; Fee Letters. The Borrower shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii) Pledged Collateral. The Administrative Agent shall have received, (A) subject to Section 9.14, original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in substantially all of the assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Hazard and Liability Insurance. The Administrative Agent shall have received evidence of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance, and if requested by the Administrative Agent, copies of such insurance policies.

(g) [Reserved.]

(h) The Administrative Agent and Arranger shall have received complete and correct copies of the Acquisition Documents and the Acquisition Agreement shall be in full force and effect.

(i) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) Existing Indebtedness. All existing Indebtedness of the Borrower and its Subsidiaries (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 11.1) shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release. Any existing Indebtedness permitted pursuant to Section 11.1 shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

(iii) PATRIOT Act. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

(iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(v) No Default. No event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute (i) a Default or Event of Default hereunder or (ii) a default or event of default under any other Indebtedness of the Borrower or any of its Subsidiaries the aggregate outstanding amount of which Indebtedness is in excess of $20,000,000.

(j) Revolving Credit Facility Availability. After giving effect to all Extensions of Credit occurring on the Closing Date, the Borrower shall have unused Revolving Credit Commitments of not less than $50,000,000.

Without limiting the generality of the provisions of the last paragraph of Section 13.3, for purposes of determining compliance with the conditions specified in this Section 6.2, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit, and the release of the proceeds of the Term Loans from the Escrow Account (other than on an Escrow Prepayment Date pursuant to Section 4.5(b)(vi)) are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all respects as of such earlier date; provided that on the earlier of the Tender Offer Closing Date and the Acquisition Closing Date, the only representations and warranties with respect to the Acquired Business, the making of which shall be a condition to the obligation of the Lenders to make the Delayed Draw Term Loans are the Specified Representations.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), 2.8 or Section 5.2.

(d) Regulation U. The Borrower and its Subsidiaries shall be in compliance with Regulation U of the Federal Reserve Board and the Administrative Agent shall have received evidence that the Borrower has delivered to the Board of Governors of the Federal Reserve System each Form U-1 required to have been delivered on or before the date of such Credit Extension.

SECTION 6.4 Additional Conditions to Delayed Draw Funding Date and Release of Proceeds from Escrow. In addition to the conditions set forth in Sections 6.2 and 6.3, the funding of the Delayed Draw Term Loans on the Delayed Draw Funding Date and the release of the proceeds of the Term Loans from the Escrow Account (other than on an Escrow Prepayment

Date in accordance with Section 4.5(b)(vi)) are subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received complete and correct copies of the each Acquisition Document (to the extent not already delivered pursuant to Section 6.2(h)).

(b) The Administrative Agent shall have received an escrow agreement, in form and substance reasonably satisfactory to the Administrative Agent (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Escrow Agreement”), duly executed by the Borrower, the Administrative Agent and the Escrow Agent.

(c) On the Tender Offer Closing Date, all conditions to effecting or consummating the Tender Offer set forth in the Acquisition Agreement shall have been duly satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Administrative Agent and Arranger and (2) and the Borrower shall have accepted for payment all Company Shares tendered and not withdrawn in the Tender Offer.

(d) On the Tender Offer Closing Date, the Administrative Agent and Arranger shall have received complete and correct copies of the Acquisition Documents (to the extent not delivered pursuant to Section 6.2(h)) and the Acquisition Agreement shall be in full force and effect. The Tender Offer shall be consummated, substantially concurrently with or prior to the funding of the Delayed Draw Term Loan or the release of Excess Term Loan Proceeds from the Escrow Account on the Tender Offer Closing Date, in accordance with all applicable laws and the terms of the Acquisition Documents, without giving effect to any Acquisition Document Modification except to the extent approved by the Arranger.

(e) On the Tender Offer Closing Date, there shall not have occurred, since October 3, 2011, any event that has resulted in or could reasonably be expected to result in a Tender Offer Closing Date Material Adverse Effect on the Acquired Business or the Borrower, as determined by the Arranger in its reasonable discretion.

(f) On the Acquisition Closing Date, (i) all of the conditions to effecting or consummating the Acquisition set forth in the Acquisition Documents shall have been duly satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Administrative Agent and (ii) the Acquisition shall be consummated, substantially concurrently with or prior to the release of funds from the Escrow Account, in accordance with all applicable laws and the terms of the Acquisition Documents, without giving effect to any Acquisition Document Modification except to the extent approved by the Arranger.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 7.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 7.2, that:

(a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).

(b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.1(b). The shareholders or other owners, as applicable, of Borrower and its Subsidiaries and the number of shares or other ownership interests owned by each as of the Closing Date are described on Schedule 7.1(b), both before and after giving effect to the Transactions on the Closing Date. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Subsidiaries, except as described on Schedule 7.1(b).

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval relating to the Borrower or any of its Subsidiaries, (ii) violate any material provision of Applicable Law relating to the Borrower or any of its Subsidiaries, (iii)

conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (iv) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens arising under the Loan Documents or (vi) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (A) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) consents or filings, if any, under the UCC and (iii) filings with the United States Copyright Office and/or the United Stated Patent and Trademark Office.

(e) Compliance with Law; Governmental Approvals.

(i) Each of the Borrower and its Subsidiaries (A) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge after due inquiry, threatened attack by direct or collateral proceeding, (B) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (C) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each such case set forth in clauses (A), (B) or (C) where the failure to have, comply, file or retain could not reasonably be expected to have a Material Adverse Effect.

(ii) Neither the Borrower nor any of its Subsidiaries (x) is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System), (y) is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) or (z) is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby or by the other Loan Documents to which it is a party. No part of the proceeds of any of the Loans or Letters of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 11.2 or Section 11.5 or 11.11 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of $5,000,000 will be “margin stock”. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

(f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other material Tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other material Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person). Such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the Tax liability of the Borrower or any of its Subsidiaries except as could not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against the Borrower or any of its Subsidiaries with respect to unpaid Taxes which has not been discharged or resolved other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person and (ii) Permitted Liens. The charges, accruals and reserves on the books of the Borrower or any of its Subsidiaries in respect of federal, state, local and other material Taxes for all Fiscal Years and portions thereof since the organization of the Borrower or such Subsidiary are in the judgment of the Borrower adequate, and the Borrower does not anticipate any material amount of additional taxes or assessments for any of such years.

(g) Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,

(i) the properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii) the Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii) neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Claims, Hazardous Materials, or compliance with

Environmental Laws, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(v) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; and

(vi) there has been no release, or to the Borrower’s knowledge after due inquiry, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(h) ERISA.

(i) As of the Closing Date, no Credit Party maintains or contributes to, or has any obligation under, any Employee Benefit Plans or Multiemployer Plans other than those identified on Schedule 7.1(h);

(ii) Each Credit Party is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans or Multiemployer Plans, except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii) [Reserved];

(iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no Credit Party and no ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v) No Termination Event has occurred or is reasonably expected to occur; and

(vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding before any court, arbitrator or Governmental Authority, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation by any Governmental Authority is existing or, to the knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) Employee Benefit Plan, (B) Pension Plan or (C) Multiemployer Plan (but only to the knowledge of the Borrower after due inquiry with respect to any Multiemployer Plan).

(i) Employee Relations. Neither the Borrower nor any of its Subsidiaries is, as of the Closing Date, party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.1(i). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(j) Burdensome Provisions. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(k) Financial Statements. The (i) audited financial statements delivered pursuant to Section 6.2(e)(i)(A), (ii) unaudited financial statements delivered pursuant to Section 6.2(e)(i)(B), are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements and forecasts delivered pursuant to Section 6.2(e)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments.

(l) No Material Adverse Change. Since December 31, 2010, there has been no material adverse change in the business, assets, liabilities (contingent or otherwise), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(m) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries, taken as a whole, will be Solvent.

(n) Titles to Assets. Each of the Borrower and each of its Subsidiaries thereof has (i) such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and (ii) valid and legal title to all of its personal property and assets, including, but not limited to, (A) all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights and other rights with respect to the foregoing which are reasonably necessary to conduct its business and (B) those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.2(e), except those properties and/or assets reflected on such balance sheet which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any rights set forth in clause (ii)(A) above, and neither the Borrower nor any of its Subsidiaries is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

(o) Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Subsidiary operates.

(p) Liens. None of the properties and assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens. Neither the Borrower nor any of its

Subsidiaries has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.

(q) Indebtedness and Guaranty Obligations. Schedule 7.1(q) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date. The Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.

(r) Litigation.

(i) Except for any other matter that could not reasonably be expected to have a Material Adverse Effect, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

(ii) There are no actions, suits or proceedings pending nor to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries affecting or seeking to restrain the consummation of the Facilities or the borrowing of the Loans thereunder.

(s) Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any of its Subsidiaries under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under clause (ii) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t) OFAC. No Credit Party nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(u) Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(v) Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(w) Investment Bankers’ and Similar Fees. No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions, except as set forth in the Acquisition Agreement.

SECTION 7.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than contingent indemnification obligations not yet due) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 8.1 Financial Statements and Projections.

(a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(a).

(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(b).

(c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within ninety (90) days after the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for such Fiscal Year, such plan to be prepared in accordance with GAAP and to include the following: a quarterly projected income statement, an annual statement of cash flows and an annual balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Article X and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) fiscal quarter period.

SECTION 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

SECTION 8.3 Intentionally Omitted.

SECTION 8.4 Other Reports.

(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.

(b) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of the Borrower or any of its Subsidiaries thereof in excess of the $5,000,000 pursuant to the terms of any indenture, loan or credit or similar agreement;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; it being understood that the availability of any such annual report, proxy or financial statement or financial statement or other report or communication on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.4(c);

(d) promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its Subsidiaries thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(e) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(f) such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.4(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 14.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 10.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.1); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the

Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 8.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in material liability to the Borrower and its Subsidiaries;

(b) any notice of any violation received by the Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any attachment, judgment, lien, levy or order exceeding $2,000,000 that may be assessed against or threatened against the Borrower or any of its Subsidiaries;

(d) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound which, in the case of clause (ii), could reasonably be expected to have a Material Adverse Effect;

(e) (i) a Termination Event, and, except for any of the following events or conditions set forth in clauses (ii) through (v) of this clause (e) that would not reasonably be expected to have a Material Adverse Effect, (ii) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (iii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iv) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA and (v) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(f) any event which makes any of the representations set forth in Section 7.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 7.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect.

Each notice pursuant to Section 8.4 (other than Section 8.4(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.4(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached

SECTION 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement or any other Loan Document shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.1(u).

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.2, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 9.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property necessary in and material to its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner; except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 9.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all Taxes that may be levied or assessed upon it or any of its Property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 9.6 Compliance With Laws and Approvals. Observe and remain in compliance in all respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA, the Code and the regulations thereunder with respect to all Employee Benefit Plans or Multiemployer Plans, (ii) not take any action or fail to take action the result of which could be a liability under Title IV of ERISA to the PBGC (other than the payment of premiums) or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under Section 502(i) of ERISA or tax under Section 4975 of the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan or Multiemployer Plan as may be reasonably requested by the Administrative Agent.

SECTION 9.9 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender from time to time (no more frequently than twice during any calendar year unless a Default or Event of Default shall have occurred and be continuing) upon prior reasonable notice and at such times during normal business hours, at the Borrower’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice.

SECTION 9.10 Additional Subsidiaries and Real Property.

(b) Notify the Administrative Agent of the creation or acquisition of any (a) Domestic Subsidiary and (b) Disregarded Foreign Entity and, provided that such entities are not owned, directly or indirectly, by a Foreign Subsidiary that is not a Disregarded Foreign Entity, (i) in the case of any Domestic Subsidiary, promptly after such creation or acquisition (and in any event within thirty (30) days after such creation or acquisition), including, without limitation, the Acquired Business, cause such Domestic Subsidiary to, or (ii) in the case of any Disregarded Foreign Entity, promptly upon the request of the Administrative Agent (and in any event within thirty (30) days after such request, or such longer period as may be agreed to by the Administrative Agent in its sole discretion), cause such Person to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (C) deliver to the Administrative Agent such documents and certificates (including, without limitation, legal opinions and, in the case of a Disregarded Foreign Entity, legal opinions of local counsel) referred to in Section 6.2 as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (E) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent or required by the other Loan Documents, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after notification), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Capital Stock of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new First Tier Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Real Property Collateral. Notify the Administrative Agent, within ten (10) days after the acquisition of any owned real property by any Credit Party that is not subject to the existing Security Documents, and within sixty (60) days of such acquisition, deliver such mortgages, deeds of trust, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to the Administrative Agent.

(d) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition (for the avoidance of doubt, including BidCo), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.10(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.10(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition).

SECTION 9.11 Use of Proceeds. The Borrower shall use the proceeds of the Delayed Draw Term Loans to consummate the Tender Offer and the Acquisition and to pay Transaction Costs. The Borrower shall use the proceeds of any Revolving Loans on the Closing Date (i) to refinance the Borrower’s Credit Agreement and (ii) after the Closing Date, (A) for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, working capital, capital expenditures in the ordinary course of business and Permitted Acquisitions, and (B) to the extent the proceeds of the Delayed Draw Term Loans and the Cash Contribution are less than the cash purchase prices for Capital Stock of the Acquired Business accepted pursuant to the Tender Offer as of the Tender Offer Closing Date or otherwise acquired plus Transaction Costs, to fund the remaining portion of the Acquisition Cash Consideration and the Transaction Costs; provided that the Borrower shall have used the proceeds of the Cash Contribution on the earlier of the Tender Offer Closing Date and the Acquisition Closing Date to fund the Acquisition Cash Consideration and to pay the Transactions Costs then due and payable prior to the use of proceeds of the Delayed Draw Term Loans or the Revolving Loans.

SECTION 9.12 Further Assurances. Maintain the security interest created by the Security Documents in accordance with Section 5.1 of the Collateral Agreement, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

SECTION 9.13 Acquisition Closing Date. The Borrower and BidCo shall use all commercially reasonable efforts to take or cause to be taken all corporate, stockholder and other action necessary to cause the Acquisition Closing Date to occur as soon as practicable after the Tender Offer Closing Date.

SECTION 9.14 Post-Closing Matters. The Borrower shall deliver to the Administrative Agent within thirty (30) days after the Closing Date original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Capital Stock.

ARTICLE X

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 10.1 Total Leverage Ratio: As of any fiscal quarter end, permit the Consolidated Total Leverage Ratio to be greater than or equal to (i) prior to Acquisition Closing Date until the earlier of (x) the Acquisition Closing Date and (y) the first anniversary of the Closing Date, 3.50 to 1.00, (ii) if the Acquisition Closing Date occurs prior to the first anniversary of the Closing Date, on and after the Acquisition Closing Date until the first anniversary of the Closing Date, 3.25:1.00 and (iii) on and after the first anniversary of the Closing Date, 3.00:1.00.

SECTION 10.2 Minimum Fixed Charge Coverage Ratio: As of any fiscal quarter end, permit the Consolidated Fixed Charge Coverage Ratio to be less than or equal to the correlative ratio indicated.

Fiscal Quarter	Fixed Charge Coverage Ratio
9/30/2011 – 12/31/2011	1.75:1.00
3/31/2012 – 12/31/2012	1.75:1.00
3/31/2013 – 12/31/2013	1.85:1.00
3/31/2014 – 12/31/2014	1.85:1.00
3/31/2015 – Maturity Date	1.85:1.00

ARTICLE XI

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower has not and will not and will not permit any of its Subsidiaries to:

SECTION 11.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));

(b) Indebtedness incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

(c) Indebtedness existing on the Closing Date and not otherwise permitted under this Section and listed on Schedule 11.1, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d) purchase money Indebtedness and Indebtedness incurred in connection with Capital Leases in an aggregate amount not to exceed $25,000,000 on any date of determination;

(e) Guaranty Obligations of any Subsidiary in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(f) Guaranty Obligations of any Subsidiary with respect to Indebtedness permitted pursuant to subsections (a) through (d) of this Section;

(g) Indebtedness (i) of a Person that becomes a Subsidiary of the Borrower after the Closing Date in connection with any Permitted Acquisition or (ii) assumed in connection with any assets acquired in connection with any Permitted Acquisition, and the refinancing, refunding, renewal and extension (but not the increase in the aggregate principal amount) thereof; provided, that such Indebtedness (x) exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary or such assets being acquired and (y) shall not exceed $20,000,000 in the aggregate on any date of determination;

(h) Indebtedness owed by any Subsidiary Guarantor to another Credit Party;

(i) Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness and (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with all covenants contained in this Agreement on a Pro Forma Basis after giving effect to the issuance of any such Subordinated Indebtedness;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof to the extent not provided to secure the repayment of other Indebtedness;

(k) Indebtedness owed by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(l) (i) Indebtedness owed by any Credit Party to any Subsidiary which is not a Credit Party or by any Subsidiary which is not a Credit Party to a Credit Party, in each case, existing on the Closing Date and (ii) Indebtedness owed by (A) any Credit Party to any Subsidiary which is not a Credit Party; provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (B) any Subsidiary which is not a Credit Party to any Credit Party; provided, that, any Indebtedness owed to any Credit Party pursuant to this clause (l) shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents; provided further that the aggregate amount of all such intercompany Indebtedness permitted pursuant to the foregoing clauses (A) and (B), together with any intercompany Indebtedness, equity or capital investments permitted pursuant to Section 11.3(h), in each case incurred or made after the Closing Date, shall not exceed $50,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and equity and capital investments as reduced by any repayments or distributions made with respect thereto);

(m) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, senior unsecured Indebtedness of the Borrower not to exceed $250,000,000; and

(n) additional Indebtedness of the Subsidiaries not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $25,000,000.

SECTION 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of Property (including, without limitation, shares of Capital Stock other than the Excluded Company Shares), real or personal, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents and (ii) Liens on cash or deposits granted in favor of the Swingline Lender of the Issuing Lender to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(b) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation, or deposits to secure the performance of bids, tenders, trade contracts, liability to insurance carriers and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, contractual or warranty obligations and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(e) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(f) Liens on assets of any Subsidiary acquired pursuant to a Permitted Acquisition, or on assets of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of any Credit Party);

(g) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 11.2;

(h) Liens securing Indebtedness permitted under Section 11.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such Property at the time it was acquired;

(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any of its Subsidiaries;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1(m) or securing appeal or other surety bonds related to such judgments;

(k) any extension, renewal or replacement of any Lien permitted by clauses (a) through (j); provided that (i) the Liens permitted under this clause (k) shall not (A) secure any Indebtedness other than the Indebtedness that was secured by the Lien being extended, renewed or replaced and (B) be extended to cover any property that was not encumbered by the Lien being extended, renewed or replaced; (ii) the principal amount of Indebtedness secured by the Lien permitted by this clause (k) shall not be increased over the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement and (iii) both before and after giving effect to such extension, renewal or replacement, no Default or Event of Default shall occur and be continuing or would result therefrom; and

(l) Liens not otherwise permitted hereunder on assets other than the Collateral securing obligations not at any time exceeding in the aggregate $25,000,000.

SECTION 11.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a) (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) investments in Domestic Subsidiaries (other than Investments existing on the Closing Date) so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 9.10 and (iii) the other loans, advances and Investments described on Schedule 11.3 existing on the Closing Date;

(b) (i) Investments in (A) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (B) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (C) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (D) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, or (E) money market funds that invest in any Investments described in items (A) through (D) above and (ii) Investments permitted pursuant to that certain investment policy of the Borrower in effect as of the Closing Date and previously provided to the Administrative Agent (such Investments described in items (i) and (ii) above, “Cash Equivalents”);

(c) (i) Investments by the Borrower or any of its Subsidiaries in the form of Permitted Acquisitions; provided that the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with a Consolidated Total Leverage Ratio of less than 2.75:1:00 as of the last day of the Fiscal Quarter most recently ended; provided further that if such Consolidated Total Leverage Ratio is equal to or greater than 2.25:1.00 (but less than 2.75:1.00), the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions) immediately preceding such acquisition shall not exceed $75,000,000 and (ii) the acquisition of Company Shares pursuant to the Tender Offer;

(d) Hedging Agreements not prohibited by Section 11.1;

(e) purchases of assets in the ordinary course of business;

(f) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $5,000,000;

(g) Investments in the form of (i) intercompany loans and advances permitted pursuant to Section 11.1(h) and (k) and (ii) equity or capital Investments made by (A) the Borrower or any of its Subsidiaries in any Credit Party or (B) any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;

(h) Investments in the form of (i) intercompany loans and advances permitted pursuant to Section 11.1(l) and (ii) equity or capital investments made by any Credit Party in any Subsidiary which is not a Credit Party; provided that the aggregate amount of such intercompany Indebtedness and equity or capital investments, together with any intercompany Indebtedness permitted pursuant to Section 11.1(l)(ii), in each case, incurred or made after the Closing Date, shall not exceed $50,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and equity or capital investments as reduced by any repayments or distributions made with respect thereto);

(i) so long as no Default or Event of Default (including, without limitation, a Change of Control) shall have occurred and be continuing or would result therefrom, Investments by the Borrower or any of its Subsidiaries (other than any investment by the Borrower or any of its Subsidiaries in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person) not otherwise permitted hereunder paid solely with proceeds from the issuance of Capital Stock of the Borrower;

(j) other additional investments not otherwise permitted pursuant to this Section incurred or made after the Closing Date not to exceed $50,000,000 outstanding on any date of determination; and

(k) consummation of the Acquisition in accordance with the terms of the Acquisition Documents and all applicable laws.

SECTION 11.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly-Owned Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor; provided, further that if the transferee in such transaction is the Borrower or a Subsidiary Guarantor, the consideration paid or payable in connection with such transaction shall be no more than the fair market value of the assets sold, leased, transferred or otherwise disposed of in connection therewith;

(c) any Wholly-Owned Subsidiary of the Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.10 in connection therewith;

(d) any Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary Guarantor; provided, that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower; and

(e) BidCo may consummate the Merger in accordance with the terms of the Acquisition Documents and all applicable laws.

SECTION 11.5 Limitations on Sales of Assets. Convey, sell, lease, assign transfer or otherwise dispose of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) whether now owned or hereafter acquired except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to Section 11.4;

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) the disposition of any Hedging Agreement;

(f) dispositions of investments in cash and Cash Equivalents;

(g) conveyances, sales, leases, assignments, transfers or other dispositions of assets by any Subsidiary that is not a Credit Party as required at any time by Applicable Law;

(h) additional conveyances, sales, leases, assignments, transfers or other dispositions of assets not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $20,000,000 in any Fiscal Year;

(i) the sale of the Excluded Acquired Business Assets;

(j) any disposition permitted under Section 11.13; and

(k) any disposition of all or any portion of the business, assets or properties of the Borrower or its Subsidiaries to the extent (x) required to avoid the entry of an injunction to prohibit, prevent or restrict the consummation of the Merger sought or issued by the U.S. Department of Justice under any United States antitrust, competition or trade regulatory Law of any Governmental Authority or (y) necessary to obtain any required consent or authorization of any Governmental Authority in order to consummate the Merger.

SECTION 11.6 Restricted Payments. (a) Other than as permitted pursuant to clause (b) below, (i) make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect, (ii) declare or pay any dividend or make any other payment or distribution of cash, property or assets on account of the Borrower’s, or any Subsidiary’s, Capital Stock, (iii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower, or (iv) cancel, forgive, make any payment or prepayment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, (A) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (B) at the maturity thereof) any Subordinated Indebtedness, except a payment of principal or interest on Indebtedness owed to a Credit Party by a Person other than the Borrower (all such payments and other actions set forth in clauses (ii) through (iv) above being collectively referred to as “Restricted Payments”); unless:

(1) no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would occur as a consequence of such Restricted Payment;

(2) the Borrower and its Subsidiaries are, at the time of such Restricted Payment, are in compliance on a Pro Forma Basis with a Consolidated Total Leverage Ratio of less than 2.75:1:00 as of the last day of the Fiscal Quarter most recently ended; provided further that if such Consolidated Total Leverage Ratio is equal to or greater than 2.00:1.00 (but less than 2.75:1.00), the aggregate amount of Restricted Payments made pursuant to this Section 11.6(a) shall not exceed (x) $50,000,000 per annum plus (y) other Restricted Payments described in clause (iii) above not to exceed $25,000,000;

(3) after giving effect to such Restricted Payment and any Extension of Credit made in connection with such Restricted Payment, the aggregate unused portion of the Revolving Credit Commitments at such time shall be greater than or equal to $50,000,000; and

(4) such Restricted Payment is made on or after the Acquisition Closing Date.

(b) Notwithstanding clause (a) above, (i) the Borrower or any Subsidiary may pay dividends in shares of its own Qualified Capital Stock, (ii) any Subsidiary may pay cash dividends to the Borrower and (iii) the Borrower may purchase, redeem or otherwise acquire Qualified Capital Stock of the Borrower or warrants or options to acquire any such Qualified Capital Stock with the proceeds received from the substantially concurrent issue of new shares of Qualified Capital Stock of the Borrower.

SECTION 11.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 11.8 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

(A) transactions permitted by Section 11.3, 11.4, 11.6 and 11.7;

(B) transactions existing on the Closing Date and described on Schedule 11.8;

(C) normal compensation, indemnity and reimbursement of reasonable expenses of officers and directors; and

(D) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Borrower.

SECTION 11.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

SECTION 11.10 Amendments of Subordinated Indebtedness. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

SECTION 11.11 Restrictive Agreements.

(a) Enter into any Indebtedness which contains any negative pledge on assets (except with respect to the Excluded Company Shares) or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

(b) Enter into or permit to exist any agreement or instrument which impairs, restricts, limits or otherwise encumbers (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations except for (i) such impairments, restrictions, limitations or encumbrances existing under the Loan Documents and (ii) such impairments, restrictions, limitations or encumbrances existing under the Indebtedness permitted pursuant to Section 11.1(d) with respect to the asset which is the subject of such Indebtedness.

SECTION 11.12 Nature of Business. Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

SECTION 11.13 Limitations on BidCo. Permit BidCo to:

(a) hold any assets other than (i) the Company Shares and (ii) miscellaneous non-material assets;

(b) have any liabilities other than (i) the liabilities under any Acquisition Document and (ii) corporate, administrative and operating expenses in the ordinary course of business; or

(c) engage in any activities or business other than (i) holding the assets and incurring the liabilities described in this Section 11.13 and activities incidental and related thereto, (ii) selling Company Shares so long as (x) such Company Shares are sold for fair market value and (y) the proceeds of such sale are held by BidCo as cash or Cash Equivalents reasonably acceptable to the Administrative Agent, (iii) purchasing Company Shares pursuant to any Subsequent Offering Period, and (iv) consummating the Merger pursuant to the Acquisition Documents.

SECTION 11.14 Acquisition Documents. Enter into any Acquisition Document Modification unless the terms and conditions thereof are reasonably satisfactory to the Administrative Agent.

ARTICLE XII

DEFAULT AND REMEDIES

SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made

(d) Default in Performance of Certain Covenants. The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2 or 8.5(d)(i) or Articles X or XI.

(e) Default in Performance of Other Covenants and Conditions. The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained knowledge thereof.

(f) Indebtedness Cross-Default. The Borrower or any other Credit Party shall:

(i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $20,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or

(ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount (or, with respect to any Hedging Agreement, the Termination Value) of which Indebtedness is in excess of $20,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) Other Cross-Defaults. The Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Credit Party to the extent required by GAAP.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. The Borrower or any Credit Party thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or other company action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Credit Party thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Credit Party thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing or, if applicable, any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (other than Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(l) Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such failure is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and, as a consequence of such withdrawal, the Credit Party or ERISA Affiliate incurs a withdrawal liability, and such withdrawal liability has or is reasonably likely to have a Material Adverse Effect.

(m) Judgment. Any other judgment or order for the payment of money not referred to in the foregoing clause (i), which causes the aggregate amount of all such judgments under this clause (ii) to exceed $20,000,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be entered against the Borrower or any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

(n) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any Credit Party; the Borrower and any Credit Party would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 12.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 14.4 (subject to the terms of Section 5.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 12.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.4(d), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 12.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (and the Swingline Lender in its capacity as such ratably among the Administrative Agent and the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of Secured the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and payment obligations then owing under Secured Hedging Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XIII for itself and its Affiliates as if a “Lender” party hereto.

SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing

Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 13.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 12.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

SECTION 13.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XIII and Article XIV (including Section 14.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto

SECTION 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 14.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 13.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing

Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 13.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 13.9 Collateral and Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 14.2;

to subordinate or release any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section. In each case as specified in this Section 13.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 13.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a sale of assets permitted pursuant to Section 11.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(a) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 13.10 Secured Hedging Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 12.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 13.11 Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable income, stamp or other Taxes imposed, levied, collected or assessed by any Governmental Authority. Without limiting or expanding the provisions of Section 5.11, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including, without limitation, fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold any amounts from payments to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of such required withholding ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 13.11. The agreements in this Section 13.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail or telecopy, (ii) on the next Business Day if sent by recognized overnight courier service, (iii) on the third Business Day following the date sent by certified mail, return receipt requested and (iv) upon the deemed receipt pursuant to clause (i) above by the intended recipient at its electronic mail address of notification that any notice or communication that has been posted to an internet webpage is available and identifying the website address therefor. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	ACI Worldwide, Inc.
120 Broadway, Suite 3350
New York, New York 10271
Attention: Craig Maki, Senior Vice President, Corporate
Development Officer
Telephone No.: (646) 348-6703
Telecopy No.: (212) 479-4000

With copies to:	Jones Day
77 West Wacker
Chicago, Illinois 60601
Attention: Robert J. Graves
Telephone No.: (312) 269-4356
Telecopy No.: (312) 782-8585

If to Wells Fargo as	Wells Fargo Bank, National Association
Administrative Agent:	MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262 Attention of: Syndication Agency Services Telephone No.: (704) 590-2703
Facsimile No.: (704) 590-3481

With copies to:

Milbank, Tweed, Hadley & McCloy, LLP One Chase Manhattan Plaza New York, NY 10005-1413

Attention of: Marc Hanrahan Telephone No.: 212-530-5603 Facsimile No.: 212-822-5603
E-mail: mhanrahan@milbank.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth in paragraph (b) above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(e) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(f) Platform.

Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(g) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 14.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Revolving Credit Lenders, amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Commitment;

(b) without the prior written consent of the Required Delayed Draw Lenders, amend, modify or waive Section 6.2, Section 6.3 or Section 6.4 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Delayed Draw Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, Section 6.3 or Section 6.4, any substantially concurrent request by the Borrower for a borrowing of the Delayed Draw Term Loan or release of funds from the Escrow Account) to make Delayed Draw Term Loans, or for the release funds from the Escrow Account, when such Delayed Draw Lenders would not otherwise be required to do so;

(c) extend or increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Revolving Credit Lender;

(d) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(f) (i) change Section 5.4 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby or (ii) change Section 12.4 in a manner that would alter the order in which payments and proceeds received by the Lenders are applied to repay the Obligations, in either case without the written consent of each Lender directly affected thereby;

(g) change any provision of this Section or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 11.4), in each case, without the written consent of each Lender;

(i) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement (other than as authorized in Section 13.9), without the written consent of each Lender; or

(j) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time; and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

In addition, notwithstanding anything to the contrary contained herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement (including, without limitation, amendments to this Section 14.2) and the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Revolving Credit Commitment pursuant to Section 2.7 or any Incremental Term Loans pursuant to Section 2.8, including, without limitation, amendments to permit such increases in the Revolving Credit Commitment and any Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Revolving Credit Commitment and any Incremental Term Loans in any determination of Required Lenders; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.

SECTION 14.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative

Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse each Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party, other than such Indemnitee or its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower, any other Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 14.3(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tex claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(f) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 14.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 12.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14.5 Governing Law.

(a) Governing Law, Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of any Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 14.8 Injunctive Relief; Punitive Damages.

(a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 14.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 14.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section, New Lenders pursuant to Section 2.7 or Section 2.8 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $2,500,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is made during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date; provided, that the

Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 14.2 that directly affects such Participant and could not be effected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) [RESERVED].

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or under any Secured Hedge or Secured Cash Management Agreement or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedging Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their Respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a

nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 14.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 14.14 Survival of Indemnities.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 14.18 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 14.19 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

SECTION 14.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 14.21 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 14.22 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or such Subsidiary Guarantor in accordance with the PATRIOT Act.

SECTION 14.23 Inconsistencies with Other Documents; Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 14.24 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X and XI hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X and XI, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X and XI.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ACI WORLDWIDE, INC., as Borrower

By:	/s/ Craig Maki
Name: Craig Maki
Title: Senior Vice President, Treasurer and Chief Development Officer

Credit Agreement

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Robert Maichin
Name: Robert Maichin Title: Senior Vice President

Credit Agreement

RBS CITIZENS, N.A., as Lender

By:	/s/ William E. Rurode, Jr.
Name: William E. Rurode, Jr. Title: Senior Vice President

Credit Agreement

SOVEREIGN BANK, N.A., as Lender

By:	/s/ J. R. Riley
Name: J. R. Riley Title: Senior Vice President

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Joseph T. Sullivan III
Name: Joseph T. Sullivan III
Title: Vice President

Credit Agreement

FIFTH THIRD BANK, as Lender

By:	/s/ Robert Urban
Name: Robert Urban Title: Vice President

Credit Agreement

BANK OF THE WEST, as Lender

By:	/s/ William Honke
Name: William Honke Title: Senior Vice President

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Michael Richards
Name: Michael Richards Title: Senior Vice President

Credit Agreement

UNION BANK, N.A., as Lender

By:	/s/ Justin Brauer
Name: Justin Brauer Title: Vice President

Credit Agreement

MANUFACTURERS BANK, as Lender

By:	/s Sean Walker
Name: Sean Walker Title: Vice President

Credit Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Aileen Supeña
Name: Aileen Supeña Title: Director

Credit Agreement

COMPASS BANK, as Lender

By:	/s/ W. Brad Davis
Name: W. Brad Davis Title: Senior Vice President

Credit Agreement